                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       INPUT SOFTWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                              INPUT SOFTWARE, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 27, 1999

                            ------------------------

To Our Stockholders:

    You are cordially invited to attend the Annual Meeting of Stockholders of INPUT SOFTWARE, INC. (the "Company"), which will be held at the Company's principal executive offices, 1299 Parkmoor Avenue, San Jose, California, at 9:00 a.m. on May 27, 1999, for the following purposes:

    1. To elect directors to serve for the ensuing year or until their successors are elected;

    2. To approve an amendment to the Company's 1993 Stock Option/Stock Issuance Plan to increase the number of shares of Common Stock available for issuance thereunder by 300,000 shares;

    3. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan to increase the number of shares of Common Stock available for issuance thereunder by 50,000 shares;

    4. To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending December 31, 1999; and

    5. To act upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on April 8, 1999, as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

    Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ KIMRA D. HAWLEY

                                          Kimra D. Hawley
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

San Jose, California
April 19, 1999

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                   CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                              INPUT SOFTWARE, INC.

                            TO BE HELD MAY 27, 1999

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of INPUT SOFTWARE, INC. ("Input" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 9:00 a.m. on May 27, 1999, at the Company's principal executive offices 1299 Parkmoor Avenue, San Jose, California, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about April 19, 1999.

                         VOTING RIGHTS AND SOLICITATION

    The close of business on April 8, 1999, was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Input had 4,592,227 shares of common stock, $0.01 par value per share (the "Common Stock"), issued and outstanding, exclusive of treasury stock. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one vote for each share so held on the matters to be voted upon.

    Shares of the Company's Common Stock represented by proxies in the accompanying form that are properly executed and returned to Input will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1--Election of Directors," FOR approval of the amendment to the Input 1993 Stock Option/Stock Issuance Plan as described herein under "Proposal 2--Approval of Amendment to the 1993 Stock Option/Stock Issuance Plan," FOR approval of the amendment to the Input 1998 Employee Stock Purchase Plan as described herein under "Proposal 3--Approval of the Amendment to the 1998 Employee Stock Purchase Plan," and FOR ratification of the selection of accountants as described herein under "Proposal 4--Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted.

    The entire cost of soliciting proxies will be borne by Input. Proxies will be solicited principally through the use of the mails but, if deemed desirable, may be solicited personally or by telephone, facsimile or special letter by officers and regular Input employees for no additional compensation. The Company has engaged Equiserve to provide routine advice and services for proxy distribution and collection. Equiserve will receive approximately $5,000 from the Company per annum for such advice and services. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The seven nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Approval of the adoption of the amendment to the Company's 1993 Stock Option/Stock Issuance Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote.

    PROPOSAL 3. Approval of the adoption of the amendment to the Company's 1998 Employee Stock Purchase Plan requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against the proposal. Broker non-votes will be treated as not entitled to vote on this matter and thus will have no effect on the outcome of the vote.

    PROPOSAL 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered at the 2000 Annual Meeting of Stockholders must be received by Input no later than December 21, 1999. The proposal must be mailed to the Company's principal executive offices, 1299 Parkmoor Avenue, San Jose, California 95126, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

    The nominees for the Board of Directors (the "Board") are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

NOMINEES TO BOARD OF DIRECTORS

                                       DIRECTOR
                NAME                     SINCE         AGE
------------------------------------  -----------      ---
James Crawford, III.................        1991           53
John Finegan........................        1997           49
Kimra D. Hawley.....................        1998           42
Johannes P. Schmidt.................        1998           34
Bruce Silver........................        1995           50
Daniel D. Tompkins..................        1992           58
Thomas T. van Overbeek..............        1988           49

    Mr. Crawford has been a director since February, 1991. He is a general partner of Frontenac Company, a venture capital fund that he joined in September, 1992. From February, 1984, to August, 1992, Mr. Crawford was a general partner of William Blair Venture Management Co. ("Blair Management Co."), the general partner of William Blair Venture Partners III, a venture capital fund. He was also a general partner of William Blair & Company, an investment bank and brokerage affiliated with Blair Management Co., from January, 1987, to August, 1992.

    Mr. Finegan joined the Company in July 1989 and was elected Chief Financial Officer in July 1990 and was elected to the Board in June 1997. Mr. Finegan was elected Secretary in June 1993. From September 1988 until joining Input, Mr. Finegan was a self-employed financial consultant. From March 1984 to September 1988, he was Vice President of Finance at Faraday Electronics-Western Digital. Mr. Finegan holds a B.S. in Engineering from Tufts University and a M.B.A. from the University of Massachusetts.

    Ms. Hawley joined the Company in February 1992 as the Product Marketing Director and became Vice President of Input Subsystems and Software Tools in November 1994 and in November 1996 was appointed Senior Vice President and General Manager for the Software Division. In April 1998, Ms. Hawley became Chief Executive Officer and President and was also elected to the Board. Ms. Hawley holds a B.S. in Psychology from Pittsburgh State University.

    Johannes Schmidt joined the Company in June 1994 when the company he founded, Pixel Translations, was acquired. In 1995, Mr. Schmidt assumed the role of Vice President of Software Development and in November 1996 was appointed Chief Technical Officer and was elected to the Board in November, 1998. Mr. Schmidt founded Pixel Translations in 1990 and served as President and CEO. Mr. Schmidt holds a B.S. in Engineering and Applied Science from the California Institute of Technology.

    Mr. Silver has been a director since July, 1995. Since October, 1994, Mr. Silver has been a principal of Bruce Silver Associates, a document imaging consulting firm that he founded in 1994. Prior to founding

Bruce Silver Associates, Mr. Silver was a vice president of BIS Strategic Decisions from May, 1990, until October, 1994.

    Mr. Tompkins has been a director since June, 1992. Since June, 1994, Mr. Tompkins has been the managing general partner of DT Associates, a partnership which is the managing general partner of Novus Ventures, a venture capital partnership licensed as an S.B.I.P. by the Small Business Administration. From March, 1988, until October, 1993, he was the managing general partner of DSC Associates, which was the general partner of DSC Ventures, a venture capital firm. Mr. Tompkins is a director of two private companies.

    Mr. van Overbeek joined the Company as President and was elected to the Board of Directors in 1988. He was elected Chief Executive Officer in July, 1990. Upon completion of the sale of the Company's display products division in 1998, Mr. Van Overbeek resigned as President and CEO and became Chairman of the Board of Directors. Mr. Van Overbeek is presently CEO of Wavtrace, Inc. Prior to joining Input, Mr. van Overbeek held various positions from March, 1984, to May, 1988, at Western Digital Corporation-Paradise Systems, most recently as President of Paradise Systems.

    Mr. van Overbeek, Chairman of the Board of Directors of the Company, is married to Ms. Hawley, President and Chief Executive Officer. There are no other family relationships among executive officers or directors of the Company.

BOARD MEETINGS AND COMMITTEES

    During the fiscal year ended December 31, 1998, the Board of Directors of the Company held a total of seven meetings. During this period, all directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which they were members.

    The Company has an Audit Committee and a Compensation Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

    The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Messrs. Crawford and Tompkins, held two meetings during fiscal 1998.

    The Compensation Committee reviews and approves the Company's compensation arrangements for management. This Committee, consisting of Messrs. Crawford and Tompkins, held five meetings during fiscal 1998.

DIRECTOR REMUNERATION

    Non-employee members of the Board are each paid a fee of $3,000 per calendar quarter and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at Board and committee meetings.

    Under the automatic option grant program in effect under the Company's 1993 Stock Option/Stock Issuance Plan, an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 10,000 shares of the Company's Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 2,500 shares at each Annual Stockholders Meeting at which he or she continues to serve as a non-employee Board member. See Proposal 2.

    No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

                                  PROPOSAL 2:
       APPROVAL OF AMENDMENT TO THE 1993 STOCK OPTION/STOCK ISSUANCE PLAN

    The stockholders are being asked to vote on a proposal to amend the 1993 Stock Option/Stock Issuance Plan (the "1993 Plan"). The 1993 Plan was amended by the Board on January 22, 1999, to increase the number of shares of Common Stock authorized for issuance thereunder by 300,000 shares to 2,974,852 shares. The 1993 Plan was adopted by the Board on August 11, 1993, to be effective on September 8, 1993 (the date of the Company's initial public offering, the "Effective Date") to provide a means whereby employees, officers, directors, consultants, and independent advisers of the Company or parent or subsidiary corporations may be given an opportunity to purchase shares of Common Stock. The Board believes the amendment is necessary in order to provide the Company with a sufficient reserve of Common Stock for future option grants needed to attract, employ, and retain employees, directors, and consultants of outstanding ability.

    The principal terms and provisions of the 1993 Plan, as modified by the recent amendment, are summarized below. The summary, however, does not purport to be a complete description of all the provisions of the 1993 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's principal executive offices in San Jose.

STRUCTURE

    The 1993 Plan includes three separate equity incentive programs: (i) a Discretionary Option Grant Program, under which eligible individuals may be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) an Automatic Option Grant Program, under which option grants will automatically be made to eligible non-employee members of the Board to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date, and (iii) a Stock Issuance Program, under which eligible individuals may be issued shares of Common Stock directly, through the immediate purchase of the shares or as a bonus tied to the performance of services or the Company's attainment of financial objectives, at a price not less than 85% of their fair market value on the stock issuance date.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code (the "Code") or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Option Grant Program will be non-statutory options.

SECURITIES SUBJECT TO THE 1993 PLAN

    2,674,852 shares of Common Stock have been reserved for issuance over the ten-year term of the 1993 Plan. If Proposal 2 is approved, that number will increase by 300,000 shares to 2,974,852 shares. The 1993 Plan has been amended on several prior occasions, including an amendment to increase the share reserve by 200,000 shares, approved in 1998.

    Shares of Common Stock will be drawn from either the Company's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Company on the open market. Should an option (including outstanding options incorporated into the 1993 Plan from the predecessor plans) expire or terminate for any reason prior to exercise in full (including options canceled in accordance with the cancellation-regrant provisions of the 1993 Plan), the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1993 Plan. Shares subject to any option surrendered or canceled in accordance with the stock appreciation right provisions of the 1993 Plan and all stock issuances under the 1993 Plan, whether or not the shares are subsequently reacquired by the Company pursuant to its repurchase rights under the 1993 Plan, will reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance.

    No individual participating in the 1993 Plan may be granted stock options and direct stock issuances for more than 500,000 shares of Common Stock in the aggregate over the term of the 1993 Plan, exclusive of option grants or stock awards made prior to January 1, 1996.

PLAN ADMINISTRATION

    The 1993 Plan (other than the Automatic Option Grant Program) is administered by a committee (the "Committee") comprised of two or more non-employee Board members appointed by the Board. The Committee has discretion (subject to the provisions of the 1993 Plan) to authorize stock option grants and direct stock issuances. The 1993 Plan may be administered with respect to participants who are not directors by a secondary committee comprised of one or more Board members or by the full Board. All grants under the Automatic Option Grant Program will be made in compliance with the provisions of the program, and no administrative discretion will be exercised with respect to the automatic grants.

    The Committee (or Board or secondary committee to the extent acting as plan administrator) has full authority (subject to the express provisions of the 1993
Plan) to determine the eligible individuals who are to receive grants under the 1993 Plan and stock awards under the Stock Issuance Program, the number of shares to be covered by each granted option and stock award, the date or dates on which each option is to become exercisable, the maximum term for which each option is to remain outstanding, whether a granted option will be an incentive stock option ("Incentive Stock Option") which satisfies the requirements of section 422 of the Code or a non-statutory option not intended to meet such requirements, and the remaining provisions of the option grant or stock issuance.

ELIGIBILITY

    Officers and other employees, non-employee members of the Board who do not serve on the Committee, and independent consultants and advisors to the Company (or any parent or subsidiary corporation) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. All non-employee members of the Board participate in the Automatic Option Grant Program.

    As of March 31, 1999, it was estimated that nine executive officers and approximately 110 other employees were eligible to participate in the 1993 Plan and three non-employee Board members were eligible to participate in the Automatic Option Grant Program.

VALUATION

    The fair market value per share of Common Stock on any relevant date under the 1993 Plan will be the closing price per share on that date on The Nasdaq National Market ("Nasdaq"). If there is no reported closing price for such date, then the closing price for the last previous date for which such quotation exists will be determinative of fair market value. The fair market value of Common Stock on March 1, 1999, as reported on Nasdaq, was $5.75 per share.

                       DISCRETIONARY OPTION GRANT PROGRAM

PRICE AND EXERCISABILITY

    Under the Discretionary Option Grant Program, the exercise price per share of Common Stock subject to an Incentive Stock Option may not be less than 100% of the fair market value per share on the grant date. The exercise price per share of the Common Stock subject to a non-statutory option may not be less than 85% of the fair market value of that security on the grant date, except that grants intended to be exempt from the $1 million limitation on compensation deductions will be made at 100% of fair market value. No option will have a maximum term in excess of ten years measured from the grant date. The Committee has discretion to grant options (i) that are immediately exercisable for vested or unvested shares or (ii) that become exercisable in installments for vested shares over the optionee's period of service.

    The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The Committee may also assist any optionee (including an officer or director) in the exercise of his or her outstanding options by (a) authorizing a Company loan to the optionee, or (b) permitting the optionee to pay the exercise price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Committee in its sole discretion.

    The Committee will have the authority to effect, on one or more separate occasions, the cancellation of outstanding options under the Discretionary Option Grant Program (including outstanding options incorporated from the predecessor plans) and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

TERMINATION OF SERVICE.

    Any option held by the optionee at the time of cessation of service will normally not remain exercisable beyond the limited period designated by the Committee (not to exceed 36 months) at the time of the option grant. During that period, the option will generally be exercisable only for the number of shares in which the optionee is vested at the time of cessation of service. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. The Committee may extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of such options in whole or in part at any time while the options remain outstanding.

    Any unvested shares of Common Stock will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in those shares. The Committee will have complete discretion in establishing the vesting schedule for any such unvested shares and will have full authority to cancel the Company's outstanding repurchase rights with respect to those shares in whole or in part at any time.

    The optionee does not have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

INCENTIVE STOCK OPTIONS.

    Incentive Stock Options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporation. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the Common Stock for which one or more options granted to any employee under the 1993 Plan (or any other option plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as Incentive Stock Options cannot exceed $100,000.

TANDEM STOCK APPRECIATION RIGHTS.

    The Committee is authorized to issue tandem stock appreciation rights in connection with option grants under the Discretionary Option Grant Program. Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such vested shares. Such appreciation distribution may, in the discretion of the Committee, be made in cash or in shares of Common Stock.

LIMITED STOCK APPRECIATION RIGHTS.

    Officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may be granted limited stock appreciation rights in connection with their option grants, at the discretion of the Committee. Any option with such a limited stock appreciation right in effect for at least six months may be surrendered to the Company upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company's outstanding securities. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per vested share of Common Stock subject to the surrendered option equal to the excess of (i) the price per share of Common Stock paid in such hostile tender offer over (ii) the option exercise price.

                         AUTOMATIC OPTION GRANT PROGRAM

    Under the Automatic Option Grant Program, each individual who was serving as a non-employee Board member on November 5, 1993, was automatically granted a non-statutory option to purchase 10,000 shares of Common Stock. In addition, each individual who first becomes a non-employee Board member after November 5, 1993, whether through election by the Company's stockholders or appointment by the Board, will automatically be granted at the time of such election or appointment a non-statutory option to purchase 10,000 shares of Common Stock. On the date of each Annual Stockholders Meeting, beginning with the 1995 Annual Meeting, each individual who is then serving as a non-employee Board member, whether or not standing for re-election at that meeting, will automatically be granted a non-statutory option to purchase 2,500 shares of Common Stock, provided such individual has served as a Board member for at least six months. No non-employee Board member who has previously been in the employ of the Company or any parent or subsidiary corporation will be eligible to receive an automatic option grant.

    The exercise price per share of the Common Stock subject to an automatic option grant will equal the fair market value per share of Common Stock on the automatic grant date. Each option will have a term of ten years measured from the grant date. Each 10,000-share option will become exercisable for the option shares in a series of four equal annual installments over the first four years of the optionee's period of Board service. Each 2,500-share option will become exercisable for the option shares on the fourth anniversary of the automatic grant date provided the optionee remains in Board service. The option will remain exercisable for a three-month period following the optionee's cessation of Board service for any reason other than death and for a twelve-month period following death. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable exercise period, the option may not be exercised for more than the number of shares (if any) in which the optionee is vested at the time of the optionee's cessation of Board service. However, should the optionee die while serving as a Board member and holding one or more automatic option grants that had been outstanding for at least one year, then each such option will become fully vested and remain exercisable for a twelve-month period following such optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance.

    Each automatic option grant will become exercisable in full upon the occurrence of certain changes in control or ownership of the Company, as explained in more detail below in the subsection entitled "Option/Vesting Acceleration." Upon the successful completion of a hostile tender offer for securities possessing more than 50% of the combined voting power of the Company's outstanding securities, each automatic option grant that has been outstanding for at least six months may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of
(i) the price per share of Common Stock paid in such tender offer over (ii) the exercise price payable for such share.

                             STOCK ISSUANCE PROGRAM

    Shares may be sold under the Stock Issuance Program at a price per share not less than 85% of the fair market value, payable in cash or through a promissory note payable to the Company, or as a bonus for past services. Shares issued under the Stock Issuance Program may either be vested upon issuance or subject to a vesting schedule tied to the participant's period of service or the attainment of designated performance goals. Unvested shares will be subject to certain transfer restrictions and to repurchase or cancellation by the Company upon either the participant's cessation of service prior to vesting in those shares or the non-attainment of the applicable performance goals. The Committee has discretion to accelerate the vesting of any issued shares in whole or in part at any time. Individuals holding shares under the Stock Issuance Program will have full stockholder rights with respect to those shares, whether the shares are vested or unvested.

                               GENERAL PROVISIONS

OPTION/VESTING ACCELERATION

    Outstanding options under the 1993 Plan will become immediately exercisable in full, and unvested shares issued under the 1993 Plan will become fully vested, in the event of certain changes in the ownership or control of the Company. The transactions that will trigger such option/vesting acceleration are as follows:

    CORPORATE TRANSACTION: any one of the following stockholder-approved transactions:

    - a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated,

    - the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, or

    - any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to the merger.

    CHANGE IN CONTROL: a change in ownership or control of the Company effected through either of the following transactions:

    - any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders, which the Board does not recommend such stockholders to accept; or

    - a change in the composition of the Board over a period of 36 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either
      (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

    Immediately following the consummation of a Corporate Transaction, all outstanding options under the 1993 Plan will, to the extent not previously exercised by the optionees or assumed by the successor corporation (or its parent company), terminate and cease to be exercisable. Options under the 1993 Plan that are accelerated in connection with a Change in Control will remain so exercisable until the expiration or sooner termination of the option term.

    Certain outstanding stock options under the predecessor plans that were incorporated into the 1993 Plan do not contain any automatic acceleration provisions that would allow the option to become immediately exercisable upon a Corporate Transaction or change in control of the Company, and certain other such incorporated options will accelerate on an acquisition subject to certain limitations. The Committee has discretion to extend the automatic acceleration provisions of the 1993 Plan to any or all stock options incorporated from the predecessor plans.

    The acceleration of options or vesting of shares in the event of a Corporate Transaction or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

CHANGES IN CAPITALIZATION

    In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1993 Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options and direct share issuances in the aggregate over the term of the 1993 Plan, (iii) the number and/or class of securities and price per share in effect under each outstanding option, including options from the predecessor plans incorporated into the 1993 Plan, and (iv) the number and/or class of securities for which automatic option grants will subsequently be made under the Automatic Option Grant Program per non-employee Board member.

SPECIAL TAX ELECTION

    The Committee may provide one or more holders of non-statutory options or unvested shares under the Discretionary Option Grant or Stock Issuance Program with the right to have the Company withhold a portion of the shares of Common Stock otherwise issuable to such individuals in satisfaction of the Federal, state and local income and employment tax liability incurred by such individuals in connection with the exercise of those options or the vesting of the shares. Alternatively, the Committee may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

AMENDMENT AND TERMINATION

    The Board may amend or modify the 1993 Plan in any or all respects whatsoever. However, no such amendment may adversely affect the rights of existing optionees or holders of unvested shares without their consent. In addition, the Board may not, without the approval of the Company's stockholders,
(i) materially increase the maximum number of shares issuable under the 1993 Plan (except in connection with certain changes in the Company's capital structure), (ii) materially modify the eligibility requirements for option grants or share issuances or (iii) otherwise materially increase the benefits accruing to participants under the 1993 Plan.

    Unless sooner terminated by the Board, the 1993 Plan will in all events terminate on August 10, 2003. Each stock option or unvested share issuance outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grant or issuance.

    As of March 1, 1999, options covering 1,976,000 shares were outstanding under the 1993 Plan, 544,000 shares remained available for future grants, assuming approval of Proposal 2, and 540,000 shares have been issued under the 1993 Plan. The expiration dates for all such options range from April 4, 1999 to March 24, 2000.

NEW PLAN BENEFITS

    Because the 1993 Plan is discretionary, benefits to be received by individual optionees are not determinable. However, each of Messrs. Crawford, Silver and Tompkins will receive an option grant to purchase 2,500 shares under the Automatic Option Grant Program on the date of the Annual Meeting, with an exercise price per share equal to the closing price per share of Common Stock on the date of the Annual Meeting. To date, no options have been granted with respect to the 300,000 share increase in the 1993 Plan's reserve being submitted to the stockholders as Proposal 2.

FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE 1993 PLAN

    Options granted under the 1993 Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options that are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the amount by which the fair market value (at the time of exercise) of the purchased shares exceeds the exercise price paid for those shares will constitute an adjustment to income for purposes of the alternative minimum tax. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

    Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then generally the excess of (i) the fair market value of those shares on the date the option was exercised over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

    If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares. The Company anticipates that any compensation deemed paid by the Company upon one or more disqualifying dispositions of incentive stock option shares by the Company's executive officers will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

    NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee (if an employee or former employee) will be required to satisfy the tax withholding requirements applicable to such income.

    Special provisions of the Internal Revenue Code apply to the acquisition of Common Stock under a non-statutory option if the purchased shares are subject to repurchase by the Company. These special provisions may be summarized as follows:

        (i) If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee's termination of service prior to vesting in such shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (a) the fair market value of the shares on the date such repurchase right lapses with respect to such shares over (b) the exercise price paid for the shares.

        (ii) The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company's repurchase right) over (b) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

    The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee. The Company anticipates that the compensation deemed paid by the Company upon the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will remain deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

    STOCK APPRECIATION RIGHTS. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

    STOCK ISSUANCES. The tax principles applicable to direct stock issuances under the 1993 Plan will be substantially the same as those summarized above for the exercise of nonstatutory option grants.

STOCKHOLDER APPROVAL

    The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote on Proposal 2 at the 1999 Annual Meeting is required for approval of the amendment to the 1993 Plan. SHOULD SUCH STOCKHOLDER APPROVAL NOT BE OBTAINED, THEN THE AMENDMENT TO

THE 1993 PLAN WILL NOT BECOME EFFECTIVE, AND ANY OUTSTANDING OPTIONS GRANTED ON THE BASIS OF THE 300,000 SHARE INCREASE WILL TERMINATE WITHOUT EVER BECOMING EXERCISABLE FOR ANY OF THE OPTION SHARES.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the 1993 Plan.

                                  PROPOSAL 3:
       APPROVAL OF THE AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN

    The stockholders are being asked to vote on a proposal to amend the 1998 Employee Stock Purchase Plan (the "ESPP"). The Board of Directors adopted the ESPP in March of 1998 to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. The principal provisions of the ESPP are summarized below. The summary, however, does not purport to be a complete description of the ESPP. Any stockholder who would like to obtain a copy of the plan text may request one in writing from the Corporate Secretary at the Company's principal offices in San Jose.

SUMMARY OF ESPP

    The ESPP became effective on July 1, 1998, and replaced an employee stock purchase plan that the Company maintained since 1993. Under the ESPP, 50,000 shares of Common Stock are available for issuance during each semi-annual accumulation period. Shares that are not used during a semi-annual accumulation period may not be carried forward to any subsequent accumulation period. A total of 150,000 shares are available for issuance during the life of the Plan, including the 50,000 share increase being submitted to the stockholders for approval. All full-time regular employees who have completed at least 30 days of service (approximately 120 individuals) will be eligible to participate in the ESPP.

    Eligible employees may contribute up to 10% of their base salaries to the ESPP. Amounts withheld are applied at the end of every six-month accumulation period to purchase shares of Common Stock, but not more than 1,000 shares per accumulation period. The value of the Common Stock (determined as of the beginning of the offering period) that may be purchased by any participant in a calendar year is limited to $25,000. The closing price of Common Stock was $5.75 per share on March 1, 1999. Participants may withdraw their contributions at any time before stock is purchased.

    The purchase price is equal to 85% of the lower of (a) the market price of Common Stock immediately before the beginning of the applicable offering period or (b) the market price of Common Stock at the time of the purchase. In general, each offering period is 24 months long, but a new offering period begins every six months. Thus up to four overlapping offering periods may be in effect at the same time. An offering period continues to apply to a participant for the full 24 months, unless the market price of Common Stock is lower when a subsequent offering period begins. In that event, the subsequent offering period automatically becomes the applicable period for purposes of determining the purchase price.

    The Board of Directors may amend any provision of the ESPP. Amendments do not require stockholder approval, unless the aggregate number of shares of Common Stock available for purchase under the ESPP is increased. The ESPP may be terminated at any time by the Board of Directors.

NEW PLAN BENEFITS

    Since purchase rights are subject to discretion, including an employee's decision not to participate in the ESPP, awards under the ESPP for the current fiscal year are not determinable. No purchase rights have been granted to date under the ESPP with respect to the 50,000 share increase in the ESPP's reserve being submitted to the stockholders as Proposal 3.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general description of certain federal income tax consequences of the ESPP. This description does not purport to be complete.

    The ESPP is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. No income is recognized by a participant at the time a right to purchase shares is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

    A participant must recognize taxable income upon a disposition of shares acquired under the ESPP. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of section 423 have been satisfied (a "qualifying disposition"). To satisfy the holding-period requirements of section 423, shares acquired under the ESPP cannot be disposed of within two years after the first day of the offering period during which the shares were purchased nor within one year after the shares were purchased. The U.S. income tax consequences of a qualifying disposition are as follows:

    The participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the applicable offering period. The Company will not be entitled to any deduction under these circumstances. The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a capital loss.

    A participant who disposes of shares acquired under the ESPP without meeting the holding-period requirements makes a disqualifying disposition of such shares. The U.S. income tax consequences of a disqualifying disposition are as follows:

    The entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. The Company will be entitled to a deduction for the same amount, subject to certain conditions. The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long-term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending on the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the ESPP.

                                  PROPOSAL 4:
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP served as independent public accountants for the Company for the fiscal year ended December 31, 1998. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of PricewaterhouseCoopers LLP by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 1999, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of PricewaterhouseCoopers LLP, the Board of Directors would reconsider such selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1999.

                            OWNERSHIP OF SECURITIES

MANAGEMENT AND DIRECTORS

    The following table sets forth the beneficial ownership of the Company's Common Stock as of March 1, 1999, by each director, each executive officer named in the Summary Compensation Table in the "Executive Compensation" section below, and all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                                                                             APPROXIMATE
                                                                                 SHARES        PERCENT
                                                                               BENEFICIALLY BENEFICIALLY
NAME                                                                              OWNED       OWNED (1)
-----------------------------------------------------------------------------  -----------  -------------
James Crawford III (2).......................................................      15,290         *
Bruce Silver (3).............................................................       9,600         *
Daniel D. Tompkins (4).......................................................      76,000          1.61%
Thomas T. van Overbeek (5)...................................................     441,535          8.93
John Finegan (6).............................................................     118,455          2.48
Johannes P. Schmidt (7)......................................................     213,603          4.48
Kimra D. Hawley (8)..........................................................     441,535          8.93
Matthew Albanese (9).........................................................      28,126         *
Cynthia Anderson (10)........................................................      23,517         *
Joe Falk (11)................................................................      16,250         *
Stephan Francis (12).........................................................     151,780          3.18
Michael Parker...............................................................         629         *
John Stetak..................................................................      11,031         *
All current directors and executive officers as a group (13 persons) (13)....   1,105,816         21.03

------------------------

   * Less than one percent of the outstanding Common Stock.

 (1) Percentage of beneficial ownership is calculated assuming 4,691,227 shares of Common Stock were outstanding on March 1, 1999. This percentage also includes Common Stock of which such individual or entity has the right to acquire beneficial ownership within sixty days of March 1, 1999, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by General Rule 13d-3(1)(i) under the Securities Exchange Act of 1934.

 (2) Includes 10,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (3) Includes 7,500 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (4) Includes 10,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (5) Includes 115,625 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999. Also includes 159,161 shares beneficially owned by Ms. Hawley, Mr. van Overbeek's wife.

 (6) Includes 81,562 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (7) Includes 146,499 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (8) Includes 132,352 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999. Also includes 276,124 shares beneficially owned by Mr. van Overbeek, Ms. Hawley's husband.

 (9) Includes 25,275 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (10) Includes 17,750 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (11) Includes 16,250 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (12) Includes 76,000 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

 (13) Includes 620,063 shares purchasable under stock options that are currently exercisable or that will become exercisable within sixty days of March 1, 1999.

PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the only person, other than directors and executive officers, who beneficially owned (to the Company's knowledge) more than 5% of the Common Stock of Input as of March 1, 1999.

                                                                                             AMOUNT AND
                                                                                              NATURE OF
                                                                                             BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                                          OWNERSHIP      CLASS
-------------------------------------------------------------------------------------------  -----------  -----------
Cannell Capital Management.................................................................     334,300         7.34%
600 California Street
San Francisco, California 94108

Dimensional Fund Advisors..................................................................     414,600         8.84%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

Kopp Investment Advisers...................................................................     913,178        19.47%
6600 France Avenue South, Suite 672
Edina, Minnesota 55435

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, except as further described below, there was compliance for the fiscal year ended December 31, 1998, with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer, former Chief Executive Officer and each of the Company's four other highest-paid executive officers (the "Named Executives") (as determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the three fiscal years ended December 31, 1998. No executive officers who would have otherwise been includible in such table on the basis of salary and bonus earned for the 1998 fiscal year have resigned or terminated employment during the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                               ANNUAL COMPENSATION          -------------
                                                       -----------------------------------   SECURITIES       ALL OTHER
                                                                     SALARY                  UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION                            FISCAL YEAR   ($)(1)     BONUS ($)    OPTIONS (#)       ($)(2)
-----------------------------------------------------  -----------  ---------  -----------  -------------  ---------------
Thomas T. van Overbeek...............................        1998     147,212     226,563             0           1,000
  Director and Former Chief Executive                        1997     250,000      50,000             0           1,000
  Officer                                                    1996     250,000      50,000       100,000           1,000

Kimra D. Hawley......................................        1998     195,000      78,500        50,000           1,000
  President, Chief Executive Officer and                     1997     165,000      45,000       144,000           1,000
  Director                                                   1996     150,000      35,000        70,000           1,000

Joe Falk.............................................        1998     135,530      74,677        20,000           1,000
  Vice President,                                            1997      84,375      46,317        65,000           1,000
  Worldwide Sales                                            1996          --          --            --              --

Stephen Francis......................................        1998     149,215      52,500        30,000           1,000
  Vice President, General Manager of                         1997     105,000      30,000        70,000           1,000
  Pixel Division                                             1996      19,609      20,000        40,000           1,000

John Finegan.........................................        1998     166,667     194,175        30,000           1,000
  Chief Financial Officer, Secretary and                     1997     186,146      40,000        60,000           1,000
  Director                                                   1996     145,000      40,000        50,000           1,000

Johannes P. Schmidt..................................        1998     183,333      58,599        40,000           1,000
  Chief Technical Officer and Director                       1997     165,000      45,000       100,000           1,000
                                                             1996     145,000      35,000       115,000           1,000

------------------------

(1) Includes salary deferred under the Company's 401(k) Plan.

(2) All other compensation consists of a matching contribution to the Company's 401(k) Plan.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options made under the Company's 1993 Stock Option/Stock Issuance Plan for the 1998 fiscal year to the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------    POTENTIAL REALIZABLE
                                           NUMBER OF                                              VALUE AT ASSUMED ANNUAL
                                          SECURITIES                                                RATES OF STOCK PRICE
                                          UNDERLYING     % OF TOTAL      EXERCISE                 APPRECIATION FOR OPTION
                                            OPTIONS    OPTIONS GRANTED   PRICE PER                          TERM
                                            GRANTED    TO EMPLOYEES IN     SHARE     EXPIRATION   ------------------------
NAME                                        (#)(1)       FISCAL YEAR     ($/SH)(2)      DATE       5% ($)(3)   10% ($)(3)
----------------------------------------  -----------  ---------------  -----------  -----------  -----------  -----------
Thomas T. van Overbeek..................           0             --             --           --           --           --

Kimra D. Hawley.........................      50,000           10.0%          7.25     11/11/08      227,974      577,731

Joe Falk................................      20,000            4.0%          7.25     11/11/08       91,189      231,092

John Finegan............................      30,000            6.0%          7.25     11/11/08      136,784      346,638

Stephen Francis.........................      30,000            6.0%          7.25     11/11/08      136,784      346,638

Johannes P. Schmidt.....................      40,000            8.0%          7.25     11/11/08      182,379      462,185

------------------------

(1) The options listed in the table were granted under the 1993 Stock Option/Stock Issuance Plan. For a complete description of the 1993 Plan, see Proposal 2. All of the options granted become exercisable as follows: 25% upon the completion of each of the first year of service measured from the vesting date, and an additional 2.083% upon the completion of each full calendar month elapsed thereafter, until the option is fully vested upon the completion of the fourth year of service from the vesting date. The options were granted and began vesting on the date ten years before the expiration date set forth in the table. Each option will become exercisable and then terminate in the event the Company is acquired by a merger or in the event of a liquidation or acquisition of the Company, except that the option does not terminate if it is assumed by the acquiring entity. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(2) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the plan administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of Common Stock) in satisfaction of such tax liability. The plan administrator also has the authority to reprice outstanding options through the cancellation of those options and the grant of replacement options with an exercise price equal to the fair market value of the option shares on the regrant date.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants.

OPTION EXERCISES AND HOLDINGS

    The following table provides information with respect to the Named Executives concerning the exercise of options during the 1998 fiscal year and unexercised options held as of the end of the 1998 fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES UNDERLYING
                                                                                                    VALUE OF UNEXERCISED IN-THE-
                                                                  UNEXERCISED OPTIONS AT FISCAL        MONEY OPTIONS AT FISCAL
                                        SHARES         VALUE              YEAR-END (#)                     YEAR-END ($)(2)
                                      ACQUIRED ON    REALIZED    -------------------------------   -------------------------------
NAME                                 EXERCISE (#)     ($)(1)     EXERCISABLE (3)   UNEXERCISABLE   EXERCISABLE (3)   UNEXERCISABLE
-----------------------------------  -------------   ---------   ---------------   -------------   ---------------   -------------
Thomas T. van Overbeek.............        0             0           103,125           21,875           3,750                0

Kimra D. Hawley....................        0             0           100,483          166,017          21,000           31,500

Joe Falk...........................        0             0            16,250           68,750           5,625           16,875

John Finegan.......................        0             0            64,812           87,688           9,000           13,500

Stephen Francis....................        0             0            69,500           70,500           9,000           13,500

Johannes P. Schmidt................        0             0           114,874          140,125          21,000           31,500

------------------------

(1) Based on the fair market value of the shares on the exercise date less the exercise price paid for the shares.

(2) Based on the fair market value of the shares on the last day of the fiscal year ($5.75 per share) less the exercise price payable for such shares.

(3) Includes shares that, upon exercise, are subject to repurchase by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

    The following is the Report of the Compensation Committee of the Board of Directors, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1998.

PURPOSE OF THE COMPENSATION COMMITTEE

    The Committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

COMMITTEE STRUCTURE

    The Committee is made up of two independent, non-employee members of the Board of Directors who meet during the first quarter of each fiscal year to set executive officer salaries, and as needed thereafter. No prior or current member of the Committee has any interlocking relationships as defined by the SEC.

OBJECTIVES OF THE COMPENSATION PROGRAM

    The objectives of the compensation program are: (1) to provide a means for the Company to attract and retain high-quality executives; (2) to tie executive compensation directly to the Company's business and performance objectives; and
(3) to reward outstanding individual performance that contributes to the long-term success of the Company.

ELEMENTS OF COMPENSATION

    Each executive officer's compensation package is comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group,
(2) annual bonus plan compensation payable in cash and tied to the achievement of financial performance goals established by the Committee, and (3) long-term stock-based incentive compensation which emphasizes a focus on Company growth and increased stockholder value.

BASE COMPENSATION

    The base compensation for each executive officer is determined using an analysis of competitive salary ranges provided by an independent public accounting firm which focuses on companies similar in size and business who compete with Input in the recruitment and retention of senior personnel. The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that the Company would use in a comparison of stockholder returns. Therefore, the compensation comparison group is not the same as the industry group in the index used in the PERFORMANCE GRAPH, below.

    The Committee considers specifically the following factors in determining base compensation: (1) a comparison of the Company's growth and financial performance relative to the performance of competitors, (2) salary levels for comparable positions in the compensation comparison group and (3) each executive's responsibility level and financial and strategic objectives for the subsequent year. The Committee believes that the current base compensation for executive officers is at the low end of the companies in the compensation comparison group with which the Company competes for talent.

ANNUAL BONUS PLAN COMPENSATION

    The Company's annual bonus plan provides for incentive bonus compensation to all officers and a number of key employees based on the achievement of specific corporate performance targets established at the beginning of the fiscal year relating to revenues and operating profits. For fiscal year 1998, a bonus range was established such that achievement of planned revenue and operating profits would result in a specified bonus level. For performance levels over plan, the bonus compensation amount would increase proportionately. For fiscal year 1998, revenue and operating profits were slightly below established targets and bonuses were paid in accordance with the plan. In addition, Messrs. van Overbeek and Finegan were awarded bonuses in conjunction with the sale of the Company's display division.

    The Company's incentive bonus compensation structure was reviewed and revised for fiscal year 1998 to include specific corporate performance targets relating to revenues and net profits as well as specific individual performance objectives.

LONG-TERM STOCK-BASED INCENTIVE COMPENSATION

    Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the four-year vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, based on the aggregate exercise price, generally is set to a multiple of salary that the Committee deems appropriate in order to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, but also takes into account comparable awards to individuals in similar positions in the industry as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term and the individual's personal performance in recent periods. The Committee also takes into account the number of vested and unvested options held by the executive officer in order to maintain an appropriate amount of equity incentive for that individual. The weight of these various factors will vary over time and with respect to each individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Compensation for the Chief Executive Officer is determined by a process similar to that discussed above for executive officers. Ms. Hawley's base compensation for fiscal 1998 was established by the Board of Directors in the first quarter of 1998 and was increased by the Committee effective September 1, 1998. The Committee established Ms. Hawley's base salary adjustment based on an evaluation of her personal performance and the objective of having her base salary keep pace with salaries being paid to similarly situated chief executive officers. Further, the Committee intends base salary to provide Ms. Hawley with a level of stability and certainty each year and intends that this particular component of compensation not be affected to any significant degree by Company performance factors.

    The remaining components of Ms. Hawley's 1998 compensation, however, were dependent upon financial performance and provided no dollar guarantees. The incentive bonus compensation for Ms. Hawley for the 1998 fiscal year was dependent on the achievements of specific corporate performance targets established at the beginning of the fiscal year, and adjusted in June, as set forth above in the discussion in Annual Bonus Plan Compensation.

DEDUCTION LIMIT FOR EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code, enacted in 1993, limits federal income tax deductions for compensation paid to the Chief Executive Officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions.

    The Committee believes that option grants under the 1993 Plan are exempt from the deduction limit. Because it is unlikely that other compensation payable to any Company executive would exceed the deduction limit in the near future, the Committee has not yet considered whether it will seek to qualify compensation other than options for the performance-based exception or will prohibit the payment of compensation that would exceed the deduction limit. However, in approving the amount and form of compensation for Company executives, the Committee will continue to consider all elements of cost to the Company of providing that compensation.

    Submitted by the Compensation Committee of the Company's Board of Directors:

                          DANIEL D. TOMPKINS, CHAIRMAN
                               JAMES CRAWFORD III

                        COMPARISON OF STOCKHOLDER RETURN

    This graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) of the Company's Common Stock price with the cumulative total returns of the S&P Midcap 400 Index and the S&P High Technology Composite Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      YEARS ENDING           DEC93      DEC94       DEC95       DEC96       DEC97       DEC98
INPUT SOFTWARE INC               100   $103.3898   $98.30508   $49.15254   $34.31864   $38.98305
S&P MIDCAP 400 INDEX             100   $96.41515   $126.2483   $150.4894   $199.0277    $237.054
TECHNOLOGY-500                   100   $116.5486   $167.8807   $238.1729   $300.3195   $519.4816
DOLLARS

------------------------

(1) The graph covers the five period from January 1, 1994, through the fiscal year ended December 31, 1998.

(2) The graph assumes that $100 was invested on January 1, 1994, in the Company's Common Stock and on January 1, 1994, in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(4) The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

                              CERTAIN TRANSACTIONS

    On April 10, 1997, Mr. van Overbeek, President and Chief Executive Officer of the Company, received a loan from the Company of $276,000. The loan has an interest rate of 8.25% per annum and a two year term and is secured by certain of Mr. van Overbeek's personal assets. At February 28, 1998, the total amount owed by Mr. van Overbeek, including principal and interest amounts, was $322,974.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for the fiscal year ended December 31, 1998, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except for "Executive Officers" from Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K with the SEC. Stockholders may obtain a copy of this report, without charge, by writing to Mr. John Finegan, Secretary, at the Company's executive offices at 1299 Parkmoor Avenue, San Jose, California 95126.

                                 OTHER MATTERS

    Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

                                          THE BOARD OF DIRECTORS
                                          OF INPUT SOFTWARE, INC.

April 19, 1999
San Jose, California

                                                                      1209-PS-99

                            INPUT SOFTWARE, INC.
                                   PROXY
                      ANNUAL MEETING OF STOCKHOLDERS
                              MAY 27, 1999

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints KIMRA HAWLEY and JOHN FINEGAN and each or either of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of INPUT SOFTWARE, INC., held of record by the undersigned on April 8, 1999, at the Annual Meeting of Stockholders of Input Software, Inc. to be held May 27, 1999, or at any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2, 3 AND
4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3 AND 4 IF NO SPECIFICATION IS MADE.

------------------------------------------------------------------------------

1. ELECTION OF DIRECTORS
   / / 1 FOR all nominees        / /  2 WITHHOLD AUTHORITY
                                       to vote for all nominees
   / / 3 EXCEPTIONS
         listed below

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and strike a line through the nominee's name in the list below:

                James Crawford III              Bruce Silver
                Kimra Hawley                    Daniel D. Tompkins
                Thomas T. van Overbeek          Johannes P. Schmidt
                John Finegan

2. To approve an amendment to the Company's 1993 Stock Option/Stock Issuance Plan to increase the number of shares of Common Stock for issuance thereunder by 300,000 shares to 2,974,852 shares.

   / / 4 FOR    / / 5 AGAINST    / / 6 ABSTAIN

3. To approve an amendment to the Company's 1998 Employee Stock Purchase Plan to increase the number of shares of Common Stock for issuance thereunder by 50,000 shares to 150,000 shares.

   / / 7 FOR    / / 8 AGAINST    / / 9 ABSTAIN

4. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company.

   / / 10 FOR   / / 11 AGAINST   / / 12 ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                   DATED: ___________________________, 1999

Signature     ________________________________________________________________

              ________________________________________________________________
              (Additional signature if held jointly)

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.